Exhibit 3.1

ARTICLES OF AMENDMENT

of

HATTERAS FINANCIAL CORP.

Hatteras Financial Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Section 6.1 of Article VI of the Articles of Incorporation (the “Charter”) is hereby amended to increase the number of shares of stock that the Corporation has authority to issue to 210,000,000, the number of shares of Common Stock, $.001 par value per share, that the Corporation has authority to issue to 200,000,000, and the aggregate par value of all authorized shares of stock having par value to $210,000.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 110,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value was $110,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 210,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $210,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH: The undersigned Chairman of the Board acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned Chairman of the Board acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman of the Board and Chief Executive Officer and attested to by its Chief Financial Officer, Secretary and Treasurer on this 30th day of March, 2012.

ATTEST		HATTERAS FINANCIAL CORP.

By:	/s/ Kenneth A. Steele	By:	/s/ Michael R. Hough
Kenneth A. Steele		Michael R. Hough
Chief Financial Officer, Secretary and Treasurer		Chairman of the Board and Chief Executive Officer